Exhibit 99.1

Geron Corporation Provides Update on Phase 3 IMpactMF Clinical Trial of Imetelstat in

Relapsed/Refractory Myelofibrosis

FOSTER CITY, Calif., – October 28, 2026 – Geron Corporation (Nasdaq: GERN), a commercial-stage hematology biopharmaceutical company, today announced the decision to discontinue the Phase 3 IMpactMF trial evaluating imetelstat in JAK inhibitor relapsed/refractory myelofibrosis. This decision was based on a recommendation from the independent Data Monitoring Committee (DMC).

The independent DMC advised Geron that the trial was unlikely to meet its primary endpoint of overall survival. There were no new safety signals observed in the trial that change the known safety profile of imetelstat or require additional safety monitoring. A detailed analysis of the data will be conducted, and study findings will be shared with the scientific community at a future date.

“Given the recommendation from the DMC, we believe discontinuing our Phase3 IMpactMF trial at this time is the right course of action. We are deeply grateful to the patients and families, as well as the investigators and clinical teams whose dedication made this research possible,” said Joseph E. Eid, M.D., Executive Vice President, Research and Development and Chief Medical Officer of Geron. “Hematologic malignancies are complex diseases, with distinct biological characteristics and treatment challenges across patient populations. We remain committed to thoroughly evaluating the data, understanding what we can learn, and sharing insights that may help inform future research and address the significant unmet needs that remain.”

IMpactMF evaluated 327 patients with intermediate-2 or high-risk myelofibrosis who were relapsed or refractory to a JAK inhibitor. Patients were randomized 2:1, in an open label, controlled trial of imetelstat designed to evaluate a potential improvement in overall survival compared to best available therapy. Patients in the imetelstat arm received 9.4 mg/kg IV every three weeks.

“As we fully analyze the data from the IMpactMF trial, we remain committed to growing RYTELO demand in the U.S. and broadening access to eligible LR-MDS patients outside the U.S.,” said Harout Semerjian, President and Chief Executive Officer of Geron. “We have a growing commercial business, a strong financial foundation, and a clear strategy to pursue innovation to create long-term value and build a leading hematology company.”

About Geron

Geron is a hematology-focused biopharmaceutical company pursuing more meaningful moments for people living with blood cancer. Because patients cannot wait, we approach our work with urgency, bringing together deep expertise in telomerase biology with patient perspectives and insights from clinical research and real-world care. Our medicine, RYTELO® (imetelstat), is approved in the United States and European Union for certain patients with lower-risk myelodysplastic syndromes (LR-MDS). Geron is a commercial-stage company with offices in Parsippany, New Jersey and Foster City, California. To learn more, visit www.geron.com or follow us on LinkedIn.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding: (i) Geron’s plans to discontinue the Phase 3 IMpactMF trial; (ii) the ongoing analysis of IMpactMF data and the timing and plans for sharing study findings with the scientific community; (iii) the potential for insights from these analyses to inform future research; (iv) Geron’s plans and efforts to grow RYTELO demand in the United States and expand access for eligible patients; (v) Geron’s strategy and ability to create long-term value and build a leading hematology company; and (vi) other statements that are not historical facts. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including risks and uncertainties relating to: (a) the timing, costs and execution of discontinuing IMpactMF; (b) whether further analyses of IMpactMF data yield additional or different findings, including regarding efficacy and safety, and the timing and extent of disclosure of those findings; (c) whether insights from clinical data translate into future research or clinical benefits; (d) the impact of the IMpactMF results and discontinuation on Geron’s development plans, business and financial condition; (e) Geron’s ability to grow RYTELO demand, achieve market acceptance and expand patient access in the United States, including risks relating to competition, coverage and reimbursement; (f) regulatory requirements and actions affecting imetelstat’s development and commercialization; (g) failures or delays in manufacturing or supplying sufficient quantities of RYTELO or clinical trial materials; and (h) Geron’s ability to execute its strategy and maintain sufficient financial resources to support its business. Additional information regarding these and other risks and uncertainties is contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere, including Geron’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent filings and reports. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying them may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Dawn Schottlandt

Senior Vice President, Investor Relations and Corporate Affairs

dschottlandt@geron.com

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